OPPORTUNITY PARTNERS L.P.
60 Heritage Drive
Pleasantville, NY 10570
Phone: (914) 747 5262




February 13, 2001

Chief Counsel
Division of Investment Management
Securities and Exchange Commission
Mail Stop 5-6
450 Fifth Street, N.W.
Washington, D.C.  20549

The Swiss Helvetia Fund, Inc. (the "Fund") - Rule 14a-8 Proposal


Ladies and Gentlemen:

	We received a copy of a January 22, 2001 letter from William
G. Farrar of Sullivan & Cromwell, special counsel to the Fund and counsel to the independent directors, to you seeking no action assurance if the Fund excludes from its proxy materials our rule 14a-8 proposal recommending that the directors "try not to violate their fiduciary duty to the stockholders." We write in opposition to Mr. Farrar's request.

	Because Mr. Farrar's letter reflects a lack of awareness of Delaware's bedrock principles governing actions by a board that are primarily designed to limit shareholder action, we subsequently called him and referred him to Blasius Industries v. Atlas Corp. 564 A.2d 651 (Del. Ch. 1988), the seminal Delaware case in this area. There, in a decision invalidating such an action, Chancellor Allen ruled that (1) board action designed exclusively or principally to interfere with the effectiveness of a shareholder vote is not entitled to deference under the business judgment rule, (2) absent a compelling justification, any such "extreme" action is presumed to be a breach of the duty of loyalty and (3) "even finding [such an] action was taken in good faith, it [would constitute] an unintended violation of the duty of loyalty that the board [owes] to the shareholders." (We are enclosing a copy of the decision for your convenience.)

Having read Blasius, Mr. Farrar inexplicably insists that
the Fund's board has not violated its fiduciary duty to the shareholders. That is certainly his right but since he apparently did not properly advise them, one must question whether it is ethical for Mr. Farrar to be presenting arguments
to the SEC with respect to this matter.   At best, his assurances
that "the Board has always been keenly aware of [its fiduciary] duty]" or that the bylaw amendments in question "were the subject of careful deliberation by the Board" are incorrect. At worst, Mr. Farrar is so conflicted any assertion he makes that is not supported by an independent legal opinion must be discounted.

Whether or not Mr. Farrar has finally properly advised the directors as to their fiduciary duty, there is no reason for the staff to deny shareholders an opportunity to vote on their actions. What we said in our November 17, 2000 letter to Mr.
Farrar still goes: "We think the board has violated its fiduciary duty and you don't. Let's let the shareholders decide."

Mr. Farrar offers four reasons for excluding our proposal
under rule 14a-8(i), i.e. (10), (3), (8), and (7). The last two can be disposed of quickly. First, Mr. Farrar says that even though neither our proposal or our supporting statement contains any reference to an election they are really a call for opposing the re-election of directors. His theory should be filed with those that insist that certain songs, when played backwards,
contain secret satanic messages.   Second, our proposal has
nothing to do with the Fund's ordinary business operations. A company's ordinary business does not include adopting offensive bylaws or misreporting the results of a shareholder vote to exaggerate shareholder support for management's position.

Mr. Farrar's assertion that our proposal has been "substantially implemented" would be true only if the board did not violate its fiduciary duty. But, rather than provide any evidence of that, he only begs the question. As noted above, and contrary to what Mr. Farrar says, the business judgment rule is not applicable here. He is correct in saying that our "assertion that the Directors have violated their fiduciary does not make it a fact." By the same token, Mr. Farrar's assertion that "the Directors have acted, and will continue to act, as fiduciaries" does not make that a fact. Our proposal is designed to allow shareholders themselves to decide whether they consider the actions the board has taken to be violations of the duty of loyalty.

Also, inasmuch as the allegations we made in our supporting statement are quite specific, it is disingenuous to declare that our proposal has been "substantially implemented" while simultaneously insisting that "because of the vagaries of the Proposal, any actions that the Directors might take as a result of the Proposal could well be in contravention of the intention of stockholders who voted for the Proposal." If our proposal is really as vague as Mr. Farrar says it is, how does he know that the board has "substantially implemented" it? In short, his allegation that our proposal is vague is groundless. Our supporting statement clearly spells it out: "We think that if a lawsuit were brought to undo these inequitable bylaws, it would be successful. Rather than risk such a lawsuit, the board should just scrap them." Unless the board rescinds the anti-shareholder bylaws, our proposal cannot have been implemented.

With no valid reason to exclude our proposal, Mr. Farrar
resorts to declaring that we have made statements or omissions that are "false and misleading" and urges the staff to act as the speech police. Yet, his own misleading mischaracterization of a blatant violation of rule 30d-1 as an "oversight," a "mistake, an "error" and "incomplete reporting" demonstrates that he will say
anything to get the staff to issue a no action letter.   Although
it is unnecessary to do so, we will briefly refute his allegations.

(a) As explained above, Blasius recognizes an "unintended" violation of fiduciary duty. Therefore, Mr. Farrar is incorrect when he says that our proposal is misleading simply because the directors have a "mandatory" fiduciary duty to the stockholders under Delaware law. Moreover, the fact that the directors took the actions they did, including their continuing efforts to exclude our proposal from the Fund's proxy materials, justifies questioning their integrity and character. If the board doesn't like the inference that some shareholders might draw from its anti-shareholder actions, it can explain why it took those actions in the Fund's proxy statement. To date, neither the board nor Mr. Farrar has done so.

(b) Because Delaware law recognizes an "unintended" violation of fiduciary duty, our proposal and supporting statement should not necessarily be construed as impugning the character of the directors (despite that, as noted, there is factual foundation to support such an inference, i.e., the actions that they took.)
If, on the other hand, the directors inadvertently violated their fiduciary duty but now, presumably having been advised of them by Mr. Farrar, refuse to take appropriate corrective action, that would be evidence of an intentional violation. In any event, our proposal is primarily concerned with the actions of the directors, not their motives (which neither Mr. Farrar nor they have yet to explain).

(c) Our reference to the Shorewood bylaws, while brief, is accurate. We challenged Mr. Farrar to get any Delaware lawyer to opine otherwise. In fact, the actions taken by the Fund's directors were more egregious than those taken by Shorewood's directors whose judgment may have been impaired in seeking to defeat a tender offer that they sincerely believed to be inadequate. The actions of the Fund's directors, on the other hand, had no purpose other than to impede the shareholder franchise and, thus, are not protected by the business judgment rule.

Mr. Farrar's account of the misreporting of the shareholder vote last year on an open-ending proposal is an unscrupulous attempt to intentionally mislead the staff. Here is what we know about it. During last year's annual meeting, our representative asked the chair to provide the voting results. Contrary to Mr. Farrar's assertion that the results were "substantially reported in open session," the chair flatly refused to provide the numbers. After the meeting, our representative again asked for the voting results and again was refused. Only after Steven West of Sullivan & Cromwell intervened were the results provided to our representative. Months later, the Fund blatantly misreported the results of the vote in its report to shareholders. We immediately contacted John Bostelman, Mr. Farrar's partner and asked the Fund to make a correction. Mr. Bostelman said he saw no need to do anything. We then submitted our original proposal calling, in part, for the Fund to correct the misinformation about the voting results. Subsequently, Mr. Farrar wrote to tell us that the Fund would report the correct results of the vote to shareholders as required by rule 30d-1. We then modified our proposal and supporting statement to delete a request for corrective action relating to the misreported results. Nevertheless, the fact remains that a very reasonable inference is that the original misreporting was no "oversight" as Mr. Farrar maintains but a deliberate attempt to deceive shareholders into believing that the open-ending proposal was overwhelmingly defeated. If the directors and Mr. Farrar really want shareholders to get the full story behind what he euphemistically says was "an error by officers of the Fund," and the board's response after we asked that the violation be cured, he can provide a detailed explanation in the Fund's proxy statement.

(d) Because we had to adhere to a 500-word limitation, we did not go into a full analysis of Shorewood or Blasius. Nevertheless, we are confident that our legal analysis is accurate because of the strong similarity between the Fund's bylaw amendments and Shorewood's. To respond to Mr. Farrar's other charges, the text of the bylaw amendments themselves demonstrates that (i) their purpose is "to disenfranchise shareholders," (ii) obtaining consents is now more "burdensome" than it was previously and (iii) those shareholders who held their shares in street name, i.e., the vast majority of shareholders, were indeed stripped of their right to nominate directors (which they enjoyed under the former bylaws).

Finally, there is no authority to support Mr. Farrar's implication that only courts are competent to determine whether or not directors have violated their fiduciary duty to shareholders. A vote by the principals (the shareholders) as to whether their agents (the directors) have violated their fiduciary duty seems infinitely superior to and far less costly than litigation. If the shareholders determine that the board's actions are consistent with their fiduciary duty, that would almost certainly end the matter. Mr. Farrar's letter is long on rhetoric and noticeably short on substance, i.e., he conspicuously avoids addressing the purpose of the board's actions. The staff should therefore draw the reasonable inference that he cannot make a convincing case that the board has not violated its fiduciary duty. All he says is that "the board is and always has been keenly aware of [its fiduciary] duty" and that the offensive by-law amendments "were the subject of careful deliberation." Without more, the Fund has failed to meet its burden to "demonstrate that it is entitled to exclude [our] proposal" as required by rule 14a-8(g)

							Very truly yours,


							Phillip Goldstein
							Portfolio Manager


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